As filed with the Securities and Exchange Commission on December 23, 2021

Registration No. 333-204002

Registration No. 333-212192

Registration No. 333-215670

Registration No. 333-224698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-204002

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-212192

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-215670

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-224698

UNDER

THE SECURITIES ACT OF 1933

ENABLE MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	72-1252419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

499 West Sheridan Avenue, Suite 1500

Oklahoma City, Oklahoma 72102

(405) 525-7788

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Bradford D. Whitehurst Chief Financial Officer Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Kevin M. Richardson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by Enable Midstream Partners, LP, a Delaware limited partnership (“Enable”), with the Securities and Exchange Commission:

•

Registration Statement No.  333-204002 on Form S-3, filed on May 8, 2015, registering an indeterminate number of common units representing limited partner interests in Enable (the “Common Units”) and senior debt securities of Enable;

•	Registration Statement No. 333-212192 on Form S-3, filed on June 23, 2016, registering 12,500,000 Common Units in connection with the Distribution Reinvestment Plan of Enable;

•

Registration Statement No.  333-215670 on Form S-3, filed on January  23, 2017, as amended by Amendment No. 1, filed on May 10, 2017, registering an indeterminate number of Common Units that may be offered from time to time by Enable; and

•

Registration Statement No.  333-224698 on Form S-3, filed on May 7, 2018, registering an indeterminate number of shares of Common Units, preferred units representing limited partner interests in Enable and senior debt securities of Enable.

Reference is made to the Agreement and Plan of Merger dated February 16, 2021 (“Merger Agreement”), by and among Energy Transfer LP, a Delaware limited partnership (“ET”), Elk Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET, Elk GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET, Enable, Enable GP, LLC, a Delaware limited liability company and the sole general partner of Enable, solely for the purposes of Section 2.1(a)(i) therein, LE GP, LLC, a Delaware limited liability company and sole general partner of ET, and solely for the purposes of Section 1.1(b)(i) therein, CenterPoint Energy, Inc., a Texas Corporation.

On December 2, 2021, in connection with the consummation of the mergers contemplated by the Merger Agreement, Enable has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Enable in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Enable hereby removes from registration by means of this Post-Effective Amendment all such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities and Enable hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 23rd day of December, 2021.

ENABLE MIDSTREAM PARTNERS, LP By: Enable GP, LLC, its general partner

By:	/s/ Bradford D. Whitehurst
Name: Bradford D. Whitehurst Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.